UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM SB-2
             Registration Statement Under The Securities Act of 1933


                           MASS MEGAWATTS POWER, INC.
     -----------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

            MASSACHUSETTS                              04-3402789
----------------------------------------  --------------------------------------
    (State or other jurisdiction of        (I.R.S. EMPLOYER Identification  No.)
     incorporation or organization)

            11 MAPLE AVENUE
            SHREWSBURY,MA                               01545
----------------------------------------  --------------------------------------
(Address of principal executive offices)              (ZIP CODE)

Issuer's  telephone  number  (508)751-5432
                             -------------

                               Jonathan C. Ricker
                      President and Chief Executive Officer
                                 11 Maple Avenue
                              Shrewsbury, MA 01545
                                 (508) 751-5432



Approximate  date  of  Proposed  Sale  to  the  Public:
Promptly after the effective date of this Registration Statement and continuously thereafter.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         Calculation Of Registration Fee


 TITLE OF
EACH CLASS                      PROPOSED
    OF                          MAXIMUM
SECURITIES                   OFFERING PRICE
OFFERING TO      DOLLAR       PER SHARE OF       MAXIMUM
    BE        AMOUNT TO BE       COMMON         AGGREGATE    REGISTRATION
REGISTERED     REGISTERED        STOCK       OFFERING PRICE       FEE
------------  -------------  -------------   --------------  ------------
COMMON          $200,000          $10           $200,000         $200


                              ---------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date or dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.




[This  space  is  intentionally  blank.]

================================================================================

Subject  to  completion  dated  September  15,  2001

Prospectus

                           Mass Megawatts Power, Inc.

                                  Common Stock

                                  20,000 shares

     We are offering up to 20,000 shares of our common stock. at $10.00 per share. The shares are offered on a best efforts basis directly through our officers and directors, and we will pay no commissions or other fees in connection with the offering. There is no minimum of the offering, and all funds received will be immediately available for our use. We will receive a maximum of $200,000 these sales.

     No market currently exists for our shares. We have applied to have prices for our common stock quoted on the NASD's OTC Bulletin Board.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors" beginning on page 5.




     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The information in this prospectus is not complete and may be changed. The securities covered by this registration statement may not be sold until the registration statement covering the common stock is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or foreign jurisdiction where the offer or sale is not permitted.



     The  date  of  this  prospectus  is  August 21, 2001.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR INVESTMENT IN ITS ENTIRETY. SEE THE RISK FACTORS THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                              Mass Megawatts, Inc.

                                    FORM SB-2

                                Table of Contents


                                                                           Page

                                     PART  I

RISK  FACTORS                                                            PAGE  5

New  product  might  not  be  successful
New  Business  presents  new  obstacles
No  manufacturing  prototype
No  customer  contracts
No  operating  history
No  site  use  contracts
Marketing  risk
Possible  loss  of  entire  investment
Intellectual  property  risk
Additional  financing  needs  present  risk
Inability  to  sell  offering
Share  ownership  risk
No  prior  market  risk
Dilution  risk
Arbitrary  determination  of  purchase  price
No  dividend
Retention  of  quality  staff  members  risk
Growth  management  risk
Going  concern  qualifications
Uncertainty  of  Market  Acceptance
Limitations  in  Site  Locations
Regulatory  risk
Management  dependence
Supplier  reliance
Competition
Fluctuation  of  Conventional  Energy  Prices
Royalty  arrangement

USE  OF  PROCEEDS                                                        PAGE 10

DETERMINATION  OF  OFFERING  PRICE                                            11

DILUTION                                                                      11

SELLING  SECURITY  SHAREHOLDERS                                               11

PLAN  OF  DISTRIBUTION                                                        11

LEGAL  PROCEEDINGS                                                            12

DIRECTORS,  EXECUTIVE  OFFICERS, PROMOTORS AND  CONTROL  PERSONS              12

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT         15

DESCRIPTION  OF  SECURITIES                                                   16

INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL                                    16

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES                                                                   16

ORGANIZATION  WITHIN  THE  LAST  FIVE  YEARS                                  16

DESCRIPTION  OF  BUSINESS                                                     17

MANAGEMENT  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION                25

DESCRIPTION  OF  PROPERTY                                                     28

CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS                            28

MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS               28

EXECUTIVE  COMPENSATION                                                       28

FINANCIAL  STATEMENTS                                                         29

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE                                                                    29

Mass Megawatts was incorporated in 1997 in Massachusetts. Our principal offices are located at 11 Maple Avenue, Shrewsbury, Massachusetts. Our telephone number is (508) 751-5432. References herein to "Mass Megawatts" "we," "us," and "our," mean Mass Megawatts Power Inc. unless the context otherwise requires.


                                  RISK FACTORS

Investing in our shares is risky. You should carefully consider the following risks before making an investment decision. The trading price of our shares could decline due to any of these risks, and you could lose all or a part of your investment.

(1) OUR SINGLE PRODUCT IS NEW AND WE CANNOT BE SURE IT WILL WORK IN LONG TERM OPERATION


The Multiaxes Turbine (MAT) is a new product and might not be successful. The technological and operational success of the newly developed wind turbine system, the MAT is the current key to our future success. As in the commercial development of any new product, long-term operation may lead to the discovery of design or manufacturing deficiencies.



(2)     NEW  BUSINESS
        -------------

Early stages of businesses are subject to many risks related to startup business. Company success is highly influenced by the normal expenses, problems, complications, and frequent delays connected to a new business. There is no assurance that the products would result in a commercial success.

(3)     NO  MANUFACTURING  PROTOTYPE
        ----------------------------

No prototype has been completed or tested suitable for commercial or mass production. Fatigue and weather related structural testing has been done on a limited basis with a proof of concept prototype.

(4)     NO  CUSTOMER  CONTRACTS
        -----------------------


We do not have any customer contracts for the purchase of electricity No favorable utility purchase agreement has been signed at a purchase price which would allow a profit.


(7)     MARKETING
        ---------

We do not currently have a marketing team and sales operations. There can be no assurances that the our own marketing efforts will be successful. The Company has not entered any distribution arrangements.

(8)     POSSIBLE  LOSS  OF  ENTIRE  INVESTMENT
        --------------------------------------

Prospective investors should be aware that their entire investment could be worthless. There are also no assurances that an investment in this company will be profitable.


(9)     INTELLECTUAL  PROPERTY
        ----------------------

There can be no assurances that patents will issue from any of the pending applications. In addition, with regard to any patent that may issue, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that issued patents will not be challenged or invalidated.

(11)     INABILITY  TO  ACHIEVE  THE  MAXIMUM  PROCEEDS  AMOUNT  IN THE OFFERING
         -----------------------------------------------------------------------

It will be more difficult for the company to achieve a successful implementation of its business plan if the maximum proceeds cannot be raised. The percentage of non-product manufacturing expenses (offering expenses, legal, accounting, and advertising) to overall use of offering proceeds would be greater if less than the maximum is sold than the percentage if the maximum is sold.

(12)     SHARE  OWNERSHIP
         ----------------

After this offering, Mr. Ricker, our President, will still own at least 87% of our shares, and will be able to control the board of directors and all other matters which come before the shareholders.


(13)     NO  MARKET
         ----------

There has been no prior market for our Common Stock and the Investors may not be able to sell their shares after the offering is completed. There is no assurance that the offering will be completed.

(14)   DILUTION
       --------

The proposed initial public offering price is substantially higher than the average price per share paid by investors in the Company to date. Accordingly, new investors in the Company will experience substantial immediate dilution with respect to their investment.

(15)     ARBITRARY  DETERMINATION  OF  PURCHASE  PRICE
         ---------------------------------------------

The offering price of the Shares in this Offering was determined by the Company and does not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value. Each prospective investor should make an independent evaluation of the fairness of such price. The offering price of shares has been arbitrarily determined by the Company based upon factors of capital needs and percentage of ownership to be held by investors. The offering price has no relation to earnings, assets, book value, or other factors.


(16)     DIVIDENDS
         ---------

The  company  does  not  anticipate  paying dividends in the foreseeable future.


(17)     We Need Additional Staff to be Successful
         -----------------------------------------
We have not filled our management team. We currently have no management other than Mr. Ricker.

(18)     GROWTH  MANAGEMENT
         ------------------

Rapid growth could impair the Company's ability to manage growth, which would require expanding employee, operational, and financial base. Material adverse effects could result from the Company's inability to manage growth.


(19)     "GOING  CONCERN"  QUALIFICATIONS
         --------------------------------

Our auditors have included an explanatory paragraph in their reports on our financial statements regarding our ability to continue as a going concern.


(20)     UNCERTAINTY  OF  MARKET  ACCEPTANCE
         -----------------------------------

Success is dependent on the acceptance of wind power as an energy source by large producers, utilities, and other purchasers of electricity. Historically, the wind energy industry had a reputation of numerous problems relating to the failure of many wind-power generating facilities developed in the early 1980's to perform acceptably. In addition, many potential customers believe that wind energy is an unpredictable and inconsistent resource, is uneconomic compared to other sources of power, and does not produce stable voltage and frequency. Although the MAT addresses those concerns, there is no guarantee of wind power acceptance by potential customers as an energy source.

(21)     LIMITATIONS  IN  SITE  LOCATIONS
         --------------------------------

Local regulatory, permitting, and zoning constraints may limit, delay, or affect the cost of site development. The visibility of wind turbines as well as threats to endangered or migratory birds may require turbines not be sited near areas where endangered species might be threatened.

(22)     REGULATIONS
         -----------

The electric industry is subject to energy and environmental laws at the federal, state, and local levels. The Public Utility Regulatory Act of 1978 provides qualifying facilities ("QFs") important exemptions from substantial federal and state legislation, including regulation as public utilities. Loss of QF status by any one of the Company's projects could cause the Company to become a public utility holding company, thereby causing many of the Company's other projects to lose their QF status and become subject to regulation as public utilities. The compliance of the regulations may be complicated or difficult. Specialized or legal assistance may be required for the company to carry out its business.

    Electric generation projects also are subject to federal, state, and local laws and administrative regulations, which govern the geographic location, zoning, land use, and operation of plants and emissions produced by said plants. Recently, modified legislation of the Public Utility Holding Company Act of 1935 ("PUHCA") increases competition by allowing utilities to develop production facilities that don't qualify as QFs without being subject to regulation under PUHCA.


SUPPLIERS  RELIANCE
-------------------

Interruption of suppliers operations can delay delivery of components to the company, which could adversely impact the company's operations.


(25)     COMPETITION
         -----------

Fossil fuel-fired plants including gas-fired and petroleum-fueled power plants, are the primary competition of the Company. In addition, the increased use of competitive bidding procedures has made obtaining power purchase agreements with utilities more competitive. Competitive bidding generally has reduced the price utilities pay independent power producers, which, in turn, reduce the profitability of many independent power projects. If wind power becomes a more widely accepted technology, large and well-capitalized companies deciding to invest in any of the various wind power technologies, may also increase the competition.

(26)     FLUCTUATION  OF  CONVENTIONAL  ENERGY  PRICES
         ---------------------------------------------

Survival of wind-powered facilities depends on producing electricity at a cost that is competitive with other forms of generation. Low fossil fuel prices, which reduce the cost of electricity generated by fossil fuels, may adversely affect the Company's ability to generate profits.

We  Will  Not  Qualify  for  Listing  on  the  NASDAQ  Small  Cap  Market.
-------------------------------------------------------------------------

Trading in our shares will be conducted only in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of his or her shares or obtain accurate quotations as to the price of the securities offered hereby. In addition, the shares will be subject to certain rules of the Securities and Exchange Commission relating to "penny stocks" which have the effect of restricting the ability of purchasers and broker-dealers to sell the stock in the open market




Note: In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Disclosure Document, potential investors should keep in mind other possible risks that could be important.


FORWARD  LOOKING  STATEMENTS

     Some  of  the  statements  under  "Prospectus  Summary,"  "Risk  Factors,"
"Management's  Discussion  and  Analysis  of  Financial Condition and Results of
Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

Among the important factors that could cause actual events to differ materially from those indicated by forward-looking statements in this registration statement are the failure of the Company to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; to successfully produce the MAT on time and remaining competitive; the inability of the Company to sell its current turbines offered for sale or any future sale, if needed, to finance the marketing and sales of its electricity; general economic conditions; as well as those risk factors detailed in the periodic reports filed by the company

                                 USE OF PROCEEDS

CAUTIONARY NOTE: After reviewing the portion of the offering allocated to the payment of offering expenses or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company's business and operations, would be adequate.



Total Proceeds                           $200,000            100%
Less:
     Offering expenses, commissions,
     and  finders  fees                     -0-                0%
     Legal  and  Accounting              $  4,000              2%
     Copying  and  Advertising           $  6,000              3%
     Net  Proceeds  from  Offering       $190,000             95%

Use of Proceeds:
     Prototype                           $120,000             60%
     Test  and  Data  Analysis           $ 10,000              5%
     Reserves  for  Retrofits            $ 10,000              5%
     Working  Capital  Needs             $ 20,000             10%
     Marketing and Advertising           $ 20,000             10%
     Administration                      $ 10,000              5%




     The highest priority will be constructing a full scale Multiaxis Turbosystem prototype rated 400 kilowatts. If Mass Megawatts, Inc. cannot raise the $120,000 needed for building a 400 kilowatt rated Multiaxis Turbosystem , a smaller prototype with the funding will be built. In the construction of the power plant, the Mass Megawatts would first conduct weather related and environmental testing activities. If the testing was not acceptable toward a long term cost effective method of construction, then parts of power plant would be built which would be more expensive, requiring more materials and other construction needs. Retrofits of earlier versions may be needed. As a result, a percentage of the proceeds will be reserved for potential contingencies. The Mass Megawatts may repeat the process if necessary.

     The next priority is our marketing program. The first effort will be toward developing strategic alliances with other wind power developers who have done the initial steps of zoning, financing and other requirements toward developing successful wind energy projects. The developers may benefit from Mass Megawatt's new product if it can be proven to be more cost effective. No assurance can be given as to the development of a successful new product. Numerous other risks may prevent developers from considering any business relationships with Mass Megawatts.

     As soon as the Mass Megawatts establishes on the course of its primary marketing efforts, the Company plans to establish strategic alliances with companies involved with green marketing programs. As noted earlier, numerous other risks may prevent developers from considering any business relationships with Mass Megawatts. No assurance can be given as to the development of a successful marketing efforts. The Company, Mass Megawatts, will begin these efforts with "word of mouth" techniques at business organizations and with power brokers. Other efforts include direct advertising to green pricing customers either through direct mail or advertising in the media in conjunction with environmental related events. On a limited budget, the Company will be able to determine which marketing methods are most effective by marketing in a very limited geographical area.

     As initial marketing efforts including "word of mouth" techniques have matured, the company will advertise in local publications if cash flow allows continued marketing efforts. Again as noted earlier, no assurance can be given as to the development of a successful marketing program. If successful, television and radio advertisement could be utilized.

     As our next priority, working capital and administrative support will be used for contingencies on an "as needed" basis.

     Finally, the priority of any additional research and product development needs would be financed by the offering proceeds after the working capital and administrative activities are satisfied.

     After using the proceeds, Mass Megawatts should be in a better position to raise more financing within one year for commercializing its product.




DETERMINATION  OF  OFFERING  PRICE

     The offering price of ten dollars for each share of no par Common Stock is strictly an arbitrary figure.


DILUTION

Shares Issued and Outstanding, Common Stock, no par
Before  the  Offering  (July 20, 2001)                          2,003,683 shares

Shares Issued and Outstanding, Common Stock, no par
If  the  event  of  the  successful  completion  of
The  offering  can  be  achieved.                               2,023,683 shares


     Our net tangible book value as of April 30, 2001 was $22,584 or $.01 per share. Our net tangible book value per share is determined by subtracting the total amount of our liabilities from the total amount our tangible assets and dividing the remainder by the weighted average number of shares our common stock outstanding.

     The adjusted pro forma net tangible book value per share after this offering will be $.11 per share to the public in this offering, based on an assumed initial public offering price of $10 per share. Therefore, purchasers of shares of common stock in this offering will realize immediate dilution of $9.89 per share. The following table illustrates this dilution:

Assumed initial public offering price per share . . . .            $10.00

Pro Forma net tangible book value per share as of
April 20,
2001 . . . . . . . . . . . . . . . . . . . . . . . . .  $222,584

     Increase in net tangible book value per share
attributable to new investors. . . . . . . . . . . . .  $200,000

Pro forma net tangible book value per share after this
Offering . . . . . . . . . . . . . . . . . . . . . . .             $ 0.11

Dilution per share to investors in this offering . . .             $ 9.89


The following table presents the following data, as of April 30,2001 and assumes an initial public offering price of $10.00 per share FOR our new investors:
                                                          ---

     -    the  number  of  shares  of  our  common  stock  acquired  from  us;
     -    the  total  cash  consideration  paid;
     - the average price per share paid before deducting estimated underwriting fees and our estimated offering expenses; and
     - the average price per share paid by the existing holders of common stock.

                          Shares of
                           Common
                            Stock          Consideration
                          Acquired
                                         Amount      Percent   Average Price
                                                                 Per Share
Existing Shareholders .   2,003,683  $      424,398       99%  $         2.25

New Investors . . . .        20,000  $      200,000        1%  $        10.00

Totals. . . . . . . .     2,023,683  $      624,398      100%
                                     ==============  ========


SELLING  SHAREHOLDERS

  There  are  no  selling  shareholders  in  this  stock  offering.


PLAN  OF  DISTRIBUTION

  We will sell shares directly to the public through our officers and directors who will receive no compensation in connection with the sale of the shares. We will begin the offering promptly and pursue it continuously thereafter until the maximum has been sold. However, we have the right to discontinue the offering after 60 days even if the maximum has not been sold. This is a best efforts offering, and we can give no assurance that any number of shares will be sold.


LEGAL  PROCEEDINGS

  The Company currently have no legal proceedings to which the Company is a party to or to which its property is subject to and, to the best of its knowledge, no adverse legal activity is anticipated or threatened.


DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS,  AND  CONTROL  PERSONS

Cautionary Note: Due to the financial limitations of hiring full time management until a refined prototype is developed, certain members of the management team have been retained as consultants on an as-needed basis and are not guaranteed week to week work on a consistent basis in the foreseeable future.

     The following table sets forth the names and ages of the Company's directors and executive officers and the positions they hold.

Name:                    Age:                 Position:

Jonathan Ricker           42         Chairman, Chief Executive Officer and Chief
                                     Financial  Officer
Thomas D. McBride         44         Consulting Chief Operating Officer
Susan  Durnford           42         Financial  Consultant
Michael  A.  Cook         45         Project  Finance  Manager
Thomas  Andrellos         39         Consulting Director of Business Planning
Thomas  M.  Dill          43         Consulting  Director of Corporate Services
Peter  W.  Wallis         38         Consulting Electric Utility Sales Manager
F.  Adrian  Price         58         Principal  Mechanical  Engineer
Jodi  A.  Vizzo           33         Director
Allison  Gray             44         Director

     The following sets forth biographical information about the Company's directors and executive officers, including periods of service for the Company. The executive officers serve at the discretion of the Board of Directors and until their successors are duly elected and qualified. The Company's Board of Directors are elected annually by the stock holders of the Company and serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.


Chairman and Chief Executive Officer
Jonathan  Ricker
11  Maple  Avenue
Shrewsbury,  MA  01545

 For the past 20 years, Mr. Ricker has been involved in product development, strategic planning, and market evaluations for clients in growth businesses. He served as Senior Registered Options Principal in the Investment Banking industry, developing innovative risk protection solutions for clients. Mr.
Ricker's involvement with investment banking provided insight into the significant long-term potential for opportunities related to wind energy and as a result he has been actively researching wind energy for more than 10 years.

Education (degrees, schools, and dates)

1978 - 1982     Bentley  College     Bachelor of Science, General Business
                Waltham,  MA         Associates Degree, Science of Accounting

1974 - 1978     Worcester Academy Liberal Arts Worcester, MA

Chief Operating Officer
Thomas D. McBride
Deerfield Circle
Shrewsbury, MA01545

Mr. McBride was instrumental in improving several business operations over the last 25 years. Tom has an extensive background of operations experience with strong product development, product planning, and business development skills. He served for five years as Operations Manager for Lawrence Pumps, Inc. of Lawrence Massachusetts. He was instrumental in restoring profitability and then achieving and sustaining record levels of profitability. Tom improved cash f low and instituted performance goals and measurement infrastructure at Lawrence Pumps. Mr. McBride also implemented shop floor control and capacity planning functions. Before his employment at Lawrence Pumps, Tom was the Director of Engineering for seven years at Nelmor Company, Inc. of North Uxbridge,

Massachusetts. Mr. McBride developed a team oriented engineering staff, which helped reverse the declining market share through product upgrades and introducing new products. He decreased lead times on standard orders to production. Tom obtained several U.S. and foreign patents pertaining to special equipment used at Nelmor Company. Mr. McBride has the ability and track record for improving manufacturing efficiencies, reducing lead-time, analyzing performance, budgeting workloads, and other planning capabilities for operating a company.

Education (degrees, schools, and dates)

: MBA  from  University  of  Akron  in  1978
BSME from University of Missouri in 1970




Chief  Financial  Officer
Susan  Durnford
Old  Post  Road
Marlborogh,  MA  01752

Ms. Durnford served as Chief Financial Officer and Financial Analyst for Littlewood Communications. Sue handled all aspects of finance including contract negotiations. As part of her duties, she has created bids and submitted proposals. In other activities, Ms Durnford had managed the cash flow and all aspects of accounting for the firm. Sue has served as part of the senior management team in general business decision-making Ms. Durnford also has over 25 years experience in Human Resources and Finance. Sue has served as Human Resource Director for MKE- Quantum Components, and had broad human resources experience in previous companies. Ms. Durnford handled the Human Resources responsibilities for due diligence of two $300+ million acquisitions and high tech IPO spin offs. Sue has developed and managed compensation, benefits, and incentive programs for executives, sales staff and other employees in both large and small companies. Sue achieved significant savings in benefit negotiations and redesign of benefits programs, while enhancing the benefit to employees.

Education  (degrees,  schools,  and  dates):
BA  degree  from  Michigan  State  University  in  1973

Michael  A.  Cook,
Project  Finance  Manager

Mr. Cook has over 25 years of experience in the project finance in energy industry including 15 year involved with wind energy. He faced the challenges of renewable Technologies being experimental and lacking sufficient historical long life data of traditional energy projects. His first wind energy finance package was underwritten by Continental Insurance Company in 1984. Mike has been developing structured financial risk mitigation programs that gives added assurance of debt repayment to project lenders involved in new energy technology like wind energy. Mr. Cook gained his experience in new project finance when he was the Pacific Regional Manger of Special Risk Property and Machinery Department for 10 years at Continental Insurance Company. Mike managed a staff, which included professional division managers and 5 satellite offices. He also served 3 years as an Executive at the Special Risk Energy Technical Department of the Energy and Utility Division of CIGNA CorporationMike was involved in the development of financial methods for new projects for several energy companies including Ormat, Mission Energy, TOSCO, PG&E, SMUD, Colorado Public Service, LUZ Solar, and many wind projects. Mike' method of mitigating risk includes weather risk insurance coverage including the lack of good wind. With proper documentation generated by project due diligence and local public data, financial guarantees of the course of nature is available.

Thomas  Andrellos,
Director  of  Business  Planning

Mr. Andrellos has over 20 years experience in the areas of Materials Management. Purchasing, and Business Planning. Tom has lead the start-up efforts of a high volume process intensive manufacturing division that expanded into multiple sites in the United States and Far East. Directed the operational organization in support of budget objectives, business goals, and customer delivery. Managed a cost center budget of over $60 million in inventory spending and $100 million in capital equipment purchases. Tom's past experience includes being a new product manager, planning and logistics manager, plants materials manager, and an inventory-planning supervisor. Mr. Andrellos received many awards in the areas of leadership, inventory reduction, program management, and employee values.

Thomas  M.  Dill,
Director  of  Corporate  Services

Mr. Dill has over 25 years of Manufacturing, Industrial Engineering, Real Estate, and Facilities management experience. Most recently Tom was the Director of Real Estate and Facilities for MKE-Quantum Corporation responsible for three facilities operations with two sites in the United States and Indonesia. Prior to MKQC Mr. Dill spent nine years as Director of Real Estate and Corporate Planning for two high tech companies. From 1975-1990, he worked as an industrial engineering manager in the semiconductor industry and printed circuit boards. Hid project management responsibilities included the construction of a $20 million class 1, clean room facility for semiconductor manufacturing, a $35 million office building expansion and a $6 million loading dock and chemical storage facility. Tom is a licensed Real Estate Broker and Massachusetts Construction Supervisor. In 1982, Tom received his B.S. in Business Administration from Boston University.

Peter  W.  Wallis,
Electric  Utility  Sales  Manager

Mr. Wallis has coordinated utility RFP bids for projects totaling more than $1 billion. He prepared projects for approval by the Board of Directors of New England Electric Systems. Among his activities, he coordinated the sale and contract negotiation of over $150 million of energy conservation services. Peter also served as Director of Project Development of the Northeast region for over $ 1 billion worth of electricity sales coordinated under utility bidding procedures of four 20 megawatt proposals. Mr. Wallis also coordinated bids for New England Electric Systems resulting in ten conservation and four cogeneration proposals selected for projects selling over $200 million of electricity. He holds an MBA at Harvard Graduate School of Business Administration and a BA of Applied Mathematics at Brown University.

F.  Adrian  Price,
Principal mechanical engineer

Adrian has 18 years of experience in vital areas of wind turbine design being the specification, design, and testing of rotating mechanical equipment. Mr. Price will be the Project Engineer and coordinate the overall project. Adrian has experience in managing multimillion dollar engineering project rotating machinery and equipment. Mr. Price had worked for Vertatec for 7 years on rotating machinery used in manufacturing and acquired valuable skills when he worked at Mount Hope Machinery. He has the analytical experience to work with designers and engineers with experience in structural and dynamic analysis. Adrian also has 4 years of experience at Bird Machine with high speed rotating machinery.

Mr. Price has a BS and MS from Massachusetts Institute of Technology


DIRECTORS

There are presently three Directors of the Company, one is an inside director, and two are outside Directors.

They  are  elected  every  year  at  the  Company's  annual  meeting.

Jodi  A.  Vizzo
Mrs. Vizzo is currently a Corporate Administrator for RR Corporation in Shrewsbury MA 8 Tamarack Lane Shrewsbury, MA 01545

Alison  Gray
Ms. Gray is currently a Corporate Administrator for RIGR Corporation and a local businesswoman located in Shrewsbury, MA.
35  Westwood  Road
Shrewsbury,  MA  01545

Jonathan Ricker Chairman and Chief Executive Officer of Mass Megawatts Power, Inc. of Shrewsbury, MA ( See Executive Officers.)




SECURITY  OWNERSHIP  OF  BENEFICIAL  OWNERS  AND  MANAGEMENT

The following table sets forth information, as of July 20, 2001, relating to the beneficial ownership of the common stock by all persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock of the Company. No director, director nominee or executive officer other than Mr. Ricker owns any shares of the common capital stock . There were 2,003,683 shares issued and outstanding as of July 20, 2001.

Title of Class         Name and Address         Amount and Nature  Percent of Class
                     Of Beneficial Owner          of Ownership
Common Stock    Jonathan Ricker                         1,800,000                90%
                11 Maple Avenue
                Shrewsbury, MA 01545

Common Stock    Allison Gray                                  200                 *
                11 Maple Avenue
                Shrewsbury, MA 01545

Common Stock    Jodi A. Vizzo                                 200                 *
                11 Maple Avenue
                Shrewsbury, MA 01545

Common Stock    All officers and directors as           1,800,400                90%
                a group(3 persons)

*Less  than  1%  of  the  issued  and  outstanding  shares  of  common capital stock

DESCRIPTION  OF  SECURITIES


   As of July 20, 2001, there were 166 shareholders of Common Stock. There were 2,003,683 common shares issued and outstanding. The Company has 2,200,000 common shares authorized. All the shares have equal rights with respect to voting, liquidation, and dividend rights. Of the Company's total outstanding shares, approximately 195,183 shares may be sold, transferred or otherwise traded in the public market without restrictions, unless held by an affiliate or controlling shareholder of the Company. None of the free trading shares are held by an affiliate.

The other 1,800,000 common shares are restricted shares which have not been registered pursuant to the Securities Act of 1933 and any state regulations. The restricted stocks are not freely tradable.

The restricted stock may not be sold or offered for sale in the absence of an effective registration statement as to the securities under said Act and any applicable state securities laws or an opinion of counsel satisfactory to the issuer that such registration is not required.

     An example of an exemption from registration of restricted shares is Rule 144 of the Securities Act of 1933. Under Rule 144 and subject to certain limitations a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell in "broker transactions" or to market makers, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

TRANSFER  AGENT

   Mass Meagawatts Power, Inc.'s transfer agent is OTR,Inc. Transfer Agent and Registrar of 317 SW Alder, Suite 1120, Portland Oregon. The telephone number is(503)225-0375.


EXPERTS

Our balance sheet as of April 30, 2001 and the statements of our operations, shareholders' equity and cash flows for the year then ended, have been included in this prospectus in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, Pender Newkirk and Company, Certified Public Accountants, given on the authority of that firm as experts in accounting and auditing.

In the previous year, our balance sheet as of April 30, 2000 and the statements of our operations, shareholders' equity and cash flows for the years then ended, have been included in this prospectus in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, O'Connor, Maloney and Company, Certified Public Accountants, given on the authority of that firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR THE SECURITIES ACT LIABILITIES

Pursuant to Massachusetts General Laws, the Company has the power to indemnify an officer or director who, in their capacity as such, is made a party to any suit or legal action if such officer or director acted in a manner believed to be in the best interest of the Company. In the case of criminal proceedings, the director or officer is indemnified if there is no reasonable cause to believe that officer's or director's conduct was unlawful. Massachusetts law permits a corporation to purchase and maintain liability insurance on behalf of its officers and directors. Presently, the Company does not carry such insurance. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore unenforceable.



ORGANIZATION  WITHIN  THE  LAST  FIVE  YEARS

Mass Megawatts Power Inc., a Massachusetts Corporation, (" Mass Megawatts" or the "Company") is in the business of producing wind turbines and selling wind generated Electricity. The Company was organized under the laws of the Commonwealth of Massachusetts on May 27,1997. Mass Megawatts Power, Inc. changed its name from Mass Megawatts, Inc. on January 2, 2001.

     There has been no bankruptcy, receivership or proceeding in the Company's history. No event occurred involving material reclassification, merger, consolidation, or significant amount of assets purchased or sold not pertaining to the ordinary course of business. Mass Megawatts has not recorded any significant revenue since its inception and there is substantial doubt about the going concern status of the company without additional funding.




DESCRIPTION  OF  THE  BUSINESS



Mass Megawatts SUMMARY

     Mass Megawatts intends to build and operate wind energy power plants and to sell the generated electricity to the power commodity exchange. The Company's MultiAxis Turbosystem (MAT) technology (multiple patents pending) will establish constantly renewable, clean, cost-competitive wind energy. Based on MAT's performance, the Company's proposed 1000 megawatt wind farm is expected to produce power at a cost of 2.4 per kWh. The Company anticipates being able to sell electricity to the Pacific Power Exchange at the conservative price of $3.00 per kWh. If Mass Megawatts chooses to work through power brokers, the Company believes it could potentially sell the environmentally correct "green" power for as much as $6.50 per kWh.

Licensing  Rights

     Pursuant to a Licensing Agreement effective as of June 21, 2000, Mass Megawatts has been granted a license from the chairman and chief executive officer of the Company, Jonathan C. Ricker, to market, within a limited territory, the MultiAxis Turbosystem (MAT) and associated technology relative to wind velocity augmentation. The MAT is comprised of certain products and technology covered by eight applications for United States Letters Patent by Mr. Ricker. The limited territory is defined as: Massachusetts, New York, New Jersey, Pennsylvania, California, Illinois, Kansas, Michigan, Minnesota, Nebraska, North Dakota, South Dakota, Texas, Vermont, Washington, and Wisconsin. Mass Megawatts must pay a royalty fee to Mr. Ricker based on two percent of the net sales of Mass Megawatts for the life of the patent of each product being licensed pursuant to the Licensing Agreement. A copy of this Licensing Agreement is being filed as an exhibit to this 10K-SB.

The  Product

     The Mass Megawatts leading product is the MultiAxis Turbosystem ("MAT"), proprietary technology licensed from the Company's Chief Executive Officer and Chairman, Jonathan C. Ricker. Wind turbines take advantage of a free, clean, inexhaustible power source to convert wind energy into electricity. Each MAT consists of a rectangular fabricated steel frame 80' high x 80' long and 40' wide, elevated 50' above ground level for improved wind velocity, and secured to footings at ground level. Each frame houses 16 shaft 4-tiered stacks, and onto each stack is mounted 8, 4' wide x 18' long blades. Each stack is connected to two generators mounted on the ground level footing. The generators feed to a power collector panel which, in turn, connects to the power grid. Each MAT unit is rated at 360 kWh.

     In order to generate large amounts of cost-efficient energy, conventional turbines (airplane propeller style) require massive, and expensive, rotors to turn the huge blades. These blades must be of a diameter sufficient to increase the airflow impacting the blade's surface area. As the diameter of the blade increases, so too does the cost of other components. Large blades also create structural stress and fatigue problems in the gearbox, tower, and in the yawing system which turns the turbine into the optimal wind direction.

     The MAT reduces blade cost by using a geometrically simple, smaller blade which addresses problems associated with vertical axis turbines. Vertical axis turbines suffer from severe structural stress problems caused by the forces of lift which push the blades back and forth causing heavy cyclical loads. As vertical turbines rotate, wind contacts them first from the left side, then from the right. This constant repetitive motion causes fatigue. The popular propeller, or horizontal version, also has horizontal lift stresses, although at a reduced level since the lift forces are not constantly reversing. MAT's small blade units eliminate the structural fatigue of longer, heavier blades. It also enables MAT to more efficiently gather the mechanical power of the wind and transfers it to the generators for the production of electrical power. This innovation also allows other critical parts of the wind turbine to be repositioned, thus reducing the structural complexity and cost of construction. For example, the heavy generator and shaft speed increasing device, can now be placed at ground level rather than mounted atop the tower. In conventional wind turbine design, the shaft speed increasing device is typically a heavy gearbox which must be sufficiently rugged to withstand the vibrations of the tower caused by the large blades. The combination of vibrations and yaw (the action of turning the turbine into the wind), causes structural stress.

     By locating the drive train and generator at ground level, components with considerable weight or mass can be used. For example, a direct drive generator can be used, eliminating the need for a gearbox. This provides the advantages of variable-speed operation which increases power output at a lower cost. Ground level construction also allows easier access, which reduces maintenance costs.

     The MAT design enables power output to be achieved at a much lower windspeed, providing a more consistent power output to the utility power grid. This potential for consistent output provides utilities with planning advantages, and fewer power fluctuations allow for better power quality. Coal, oil and gas generators are always at full capacity when needed. Wind energy, using conventional turbines, cannot reach full capacity unless weather conditions are favorable. MAT's improved method of delivering electricity will allow wind energy generated power to demand a higher competitive bid price due to the more consistent supply. Other environmental advantages specific to MAT include its noiseless turbines which will ease site permitting, and its high visibility to birds which will prevent them from flying into the rotation area.

Technical  Advantages  of  MAT  Technology

     Traditionally, wind turbines were supported by a single tower and in many cases with guy wires leading to a multitude of vibration and frequency related problems. The blades of vertical axis turbines were large and therefore limited in their design and the material. For example, aluminum extrusion and fiberglass pultrusion were used in the two most serious commercial applications of vertical axis turbines. Due to the large size of the fiberglass blades, transporting them required a straight shape. The strength was limited for the purpose of being able to bend the blades at the place of installation. In other vertical axis wind technology, the aluminum blades could not form a true aerodynamically optimal shape. The blades had to be made of significant length and the available extrusion equipment for the long length and large profiles are not available for producing a structural and aerodynamic blade at a cost competitive price. The patents of both serious commercial prior applications of vertical axis technology are described in "Vertical Axis Wind Turbine" Patent number 4,449,053 and "Vertical Axis Wind Turbine with Pultruded Blades" in Patent number 5,499,904.

     The MAT overcame the size related disadvantages. One such manufacturing advantage of the MAT includes the cost reduction of using smaller components instead of larger and fewer components. Other advantages include more solid blades which help to resolve cyclical stress advantages and inexpensive repair and maintenance with components like the generator, heavy variable speed equipment and gearbox on the ground level while elevating the rotor high above the ground in order to avoid turbulence. The MAT can provide a longer life for the bearings by reducing structural and mechanical stress with its vibration reduction innovations and decentralization of mechanical forces. Another advantage is to provide an improved mean to failure ratio by having many components including 256 blades, 16 shafts, and 16 generators. The MAT is also easier to construct and uses standard off the shelf items which avoids the need of custom made parts with the exception of the mass-produced blades. Several suppliers can supply the blades in order to avoid supplier backlog problems. The MAT enhances structural support by using a tower support system similar to a larger footprint like an oversized lattice tower section. A roof can provide weather protection and additional structural support. Blades can be placed at different positions or angles along the axis for reducing torque ripple. With less vibrations and better weather protection, cheaper material can be utilized in the wind system. The MAT can use cheap wooden and less expensive structural supports that are also easier to construct. An advantage of the roof is to prevent excess wear and tear without the rain and snow falling onto the turbine system. In one noted benefit, the structure could be like a four legged table unlike a one tower support system of other wind turbines. This is similar to the concept behind the lighter but stronger Rolm tower. Therefore, it requires less material for the needed stability. In an additional feature, the MAT could use an off the shelf bushing of concentric sleeves with rubber, polyurethane or other isolator, absorber and /or damper securely bonded between the structure and the moving parts. The object of this bushing would be to isolate or dampen the vibrations of the moving blades from the steel structure. The bushings will be placed between the shaft and bearings. The sleeve structure is designed to take up torsional movements as well as axial and radial loads. The design of avoiding one central blade area allows this "divide and conquer" approach of isolating the vibrations in a cost-effective manner. The belt connection with the generator would isolate vibrations in the electrical area. More importantly, the reduced vibrations and a stronger tower structure should add years to the life of the turbine at a reduced cost.

Markets

     From 1996 through 1998, $3 billion was invested in new wind turbines worldwide. Wind energy is the least expensive, fastest growing segment of the $600 billion annual world electricity market, which experienced a 30% annual growth rate for years 1996, 1997 and 1998. Mass Megawatts has identified 140,000 megawatts worth of opportunities to earn more than 20% rate of return on the sale of electricity with investments of MAT power plants in one half of the United States. The Company believes that this potential capacity is worth $11 billion to $14 billion per year.

     The Mass Megawatts believes that its primary targeted market is currently worth $800 million based on projects planned for the next two years. According to the National Renewable Energy Laboratory, proposed wind farms in Mass Megawatts' licensed territory have a potential value of $100 billion within the next 20 years.

     A more profitable secondary market will be targeted within the next three years. In the emerging green market, Mass Megawatts could receive a selling price of $6.00 or greater per kWh for its clean electricity. According to studies conducted by the National Renewable Energy Laboratory, this market is estimated to have an end user value of $2 billion within the next three years, with the estimate based on the assumption that only one percent of the overall electricity market will participate in a green pricing program. Recent national surveys show that approximately 40-70% of the population surveyed indicate a willingness to pay a premium for renewable energy. Although 10% of the respondents say they will participate in such a program, actual participation is estimated at 1%. Currently, more than a dozen utilities have green marketing programs. Public Service Company of Colorado, Central and South West Services Corporation of Texas, and Fort Collins Light and Power Company are leading the effort in wind related green electricity marketing with 10 megawatts of wind power devoted to green marketing efforts using photovoltaics.

     Although the green market is new, utilities are initiating two approaches to take advantage of the growing public preference for renewable energy. One is offering customers a specific electricity source at a premium. The second approach is giving customers an opportunity to invest in future renewable energy projects.


Competitive  Comparison.

     According to the Electric Power Research Institute, the past 10 years have seen traditional energy costs increase while wind energy costs have declined. Excluding MAT, the advances in technology, larger-scale and more efficient manufacturing processes, and increased experience in wind turbine operations has contributed substantially to this trend. This cost decline is paralleled with a several hundred fold increase in installed wind energy capacity. As a result, maintenance costs have fallen significantly. Wind energy sources comprise less than one percent of the current electricity generating industry. In spite of the stronger financial and organizational resources of the larger conventional gas, oil, and nuclear fuel electric generation companies, the wind industry can substantially increase sales and growth by achieving jut a small increase in market share.

     The current status in wind energy economics compared with alternate energy sources is shown below. Values are based on lifetime average cost studies including design, construction, and operations. Prior to the introduction of MAT, the best wind turbines potentially produce electricity at 4.5 per kWh under optimum wind conditions of an average annual windspeed of 15 miles per hour or greater. Although less than 1% of the Earth's surface experiences such conditions, Battelle Pacific Northwest laboratory estimates that wind energy could supply about 20% of the world's electricity using current wind technology. This figure does not factor the potential of MAT. A comparison of the cost of wind generated electricity with more conventional power plants shows wind energy is competitive.

Fuel  Source            Cost/kWh     Market Share
------------            --------     ------------

Coal                    4.0                50%
Nuclear                 15.0               20%
Natural  Gas            3.5                10%
Petroleum               5.0                 3%
Hydroelectric           4.5 *              12%
Wind (pre MAT)          4.5 **           0.25%
Solar                   10                0.5%
Diesel                  7 - 40 ***        0.5%
Biomass                 8                 0.5%

at  good  hydroelectric  sites*
in 15 mph average windspeed conditions** depending on size and location of facility, with smaller more remote locations having higher costs***

Sourcing

     The Mass Megawatts is not dependent upon exclusive or unique suppliers. Howe ver, certain custom-made items including bearings and blades will require four to six weeks lead time due to special manufacturing techniques. The Company has identified alternate suppliers if current business relationships cease.
     The Company plans to use multiple suppliers, chosen through competitive bidding. The price of materials used is expected to be substantially similar from one vendor to the next due to the availability of raw supplies. The absence of special technologies negates dependence on any one supplier.

Industry  Analysis

     According to the U.S. Department of Energy, wind energy is rapidly becoming one of the least expensive and most abundant new sources of electricity with capacity expected to increase and costs decrease over the next two decades. Over the past two decades, the wind energy industry has increasingly studied and improved wind turbine design and operation. Initially, federal research focused on very large utility scale machines each with a capacity potential of 1 to 5 megawatts. Focus continued on larger machines during the 1970's and 1980's when many international corporations developed large wind turbines with 200 ft. blades. In the 1990's, smaller wind turbines gained acceptance as the more viable option and the majority of wind turbines today are intermediate-sized with 50-500 kWh peak capacity. Most turbines being built today are mature propeller-based designs comprising upwind, horizontal axis 3-blades construction with a 500-600 kilowatt rating. These turbines look like giant fans with thin blades and while they have lent credibility to the wind industry within the investment and developer community, the cost of energy from these turbines may be near the upper limit due to size effectiveness and efficiencies of mass production. The acceptance of these propeller-driven turbines is based on many years of testing and experience but the industry's ability to develop more efficient innovations utilizing this design is limited and research potential is exhausted. Still, numerous alternative turbines have been developed and include one-blade and two-blade machines, vertical axis design, variable speed designs, direct drive between blades, and generators rather than gearboxes.

     Not factoring the Company's MAT product, World Energy Council expects new wind capacity worldwide to reach $150 to $400 billion. The continued evolution of this technology is evident with the existence of varying wind turbine designs. However, there is division in the wind industry between those who want to capitalize on the emerging respect the business community has for established, mature wind technology, and those who seek new technologies designed to bring about significant cost reductions. Mass Megawatts chooses to seek new horizons beyond current perception and knowledge by developing new technologies that will significantly reduce wind energy costs. As a result, the Company products can be seen as participants in several different industries.

The  Conventional  Independent  Power  Producers  (IPP)

     The largest targeted industry is independent power production. According to the Massachusetts Department of Public Utilities' publication "Power to Compete" authored by Michael Best of the Center for Industrial Competitiveness, increased capacity over the next several years will result in a $50 billion increase in annual sales if IPP's can deliver electricity at 4 per kWh. Wind related IPP's currently produce $200 million in electricity sales per year in the United States at 7 per kWh. The impact of deregulation of the electric utilities is expected to present opportunities for wind-related IPP's according to the Massachusetts Technology Collaborative. With current cost of wind power in limited high wind locations at 4.5 per kWh, the cost of large scale investment in wind energy is the same to the consumer as it would be for more conventional energy sources. In other words, combined gas turbines, modern coal technologies, and wind power in limited locations can all earn enough sufficient to encourage investment if and when the retail sale of the electricity produced is 4.5 per kWh.

The  End  of  Line  Industry

     Modular sources of power generation at the end of a utility's distribution lines include small wind turbines, diesel generators, and photovoltaics. In growing communities, it is more cost effective to add small power-generating facilities such as wind turbines than to provide electric service and as a result, they will pay a premium for electricity rather than incur the higher cost of constructing new power lines and substations for transport. Within the next 10 years, potential exists for construction of wind power plants producing hundreds of megawatts in remote areas of utility distribution lines. In these areas, the price per kWh sold is several times higher than the normal selling price.

The  Green  Industry

     In the new era of electric utility restructuring wherein consumers can choose their electricity sources, some are choosing green energy produced from clean and renewable sources such as wind or solar power. These resources are available as a commodity but the green consumer pays a premium for emission-free energy. The American Wind Energy Association in Washington, D.C. states that recent polls show that more than 5% of the general population are willing to pay more for renewable energy.

The  Off-Grid  Industry

     This small industry is for consumers who are not in close proximity to power lines or who choose not to be connected to the grid. The industry includes wind, solar, wood burning furnaces, and small hydropower turbines. Like the green industry, these consumers have a strong environmental awareness. Although the potential market for off-grid energy is less than 1% of the electricity market, the dollar potential is estimated to be as much as $2 billion.

     Renewable energy technologies, as well as diesel power, are the major sources of electricity for those who compete in the End of the Line, Green Energy, and Off-Grid industries.

Industry  Participants

     As wind energy technology gains wider acceptance, competition may increase as large, well-capitalized companies enter the business. Although one or more may be successful, the Company believes that its technological advantage and early entry will provide a degree of competitive protection.

     The largest U.S. manufacturer and developer of wind power technology is Enron, a $13 billion company which recently purchased Zond Wind Corporation. The company employs 550 people. Since 1981 it has developed and constructed 2,400 wind turbines with 700 megawatts of capacity.

     The Danish firm, Vestas, is the world's leading producer of wind turbines and a major exporter of turbines to the United States. An innovator in structural and generator advancements, Vestas has 1,295 employees and its world market share in 1997 was 24%.

     Sea West Energy Corporation is a wind farm developer with completed wind power projects totalling nearly 400 megawatts ($500 million). This Company has a reputation for quality turbines.

     Bonus Windpower of Denmark produce high quality turbines in Europe, located primarily in Wales, and has exported to the U.S.

     N.E.G. Micron has built 6,500 large, simple, reliable, low maintenance turbines.

     Nordex of Denmark, Enercon, and DeWind both of Germany, produce turbines with a blade diameter greater than 150 feet.

     Nedwind of the Netherlands manufactures turbines for export to the Caribbean and India.

     Bergey Windpower produces small turbines, primarily for use where utility grid interconnect lines are not readily available.

     As a footnote, recent economic growth in India and China has spurred on wind energy's high growth rate in those countries. As a result, they are world leaders in the demand for wind turbines.

Distribution  Patterns

     Distribution begins with identifying energy demand in and near potential power plant sites. Replacement of older or obsolete power plants, as well as growth in the population and the economy, are factors in determining energy demand in identified areas. Assuming a sufficient energy demand, the Company will test potential sites to determine whether sufficient wind energy resources are available to effectively and efficiently displace current electricity sources, thus reducing pollution from fossil fuel. With a successful analysis, the Company will obtain land right and apply for permits to install and operate a wind power generating plant. In the past, zoning and permitting issues have included noise generated by wind farms but MAT's slower moving blades should help eliminate this issue. The Company will also determine the need for additional transmission lines to deliver to the power grid transmission lines.

Primary  Competitors

     In addition to the specific entities engaged in the business of wind power technology mentioned above, the Company will also compete with companies producing and selling non-wind energy products that fill the same needs as the Company's products.

Combined-Cycle Gas Turbines. Innovations in this technology have led to lower costs, higher efficiency, and cleaner emissions combined with power generation for less than 4 per kWh.

Modern Coal Technologies. New designs, which double or triple reheat scrubber-equipped plants, increase efficiencies and decrease pollution emissions relative to typical reheat designs.

Biomass-generated electricity. Gasifying the biomass to fuel high-efficiency gas turbine systems could cost as little as 4.6 per kWh in the near term Petroleum, photovoltaic cells and nuclear power are not a current threat to Mass Megawatts since the cost to produce electricity from these sources is higher than that of wind. Cost effective, profitable hydropower is limited to a sites on swift moving water sources and with limited ability to increase market share it does not prove a major threat toward wind power.

Foreign  Sales  and  Exports

     Mass Megawatts did not have any operations in foreign companies or export sales in the fiscal year ending April 30, 2001.

Employees

     As of July 20, 2001, the Company had 3 employees, 2 of which are employed on a part time basis. The Company has retained all other members of the management team as consultants. The Company believes its employee relations to be good. None of the Company's employees are covered by a collective bargaining agreement.

Research  and  Development

     The Company has not had significant revenues. However, approximately 30% of the proceeds obtained from the sale of its common capital stock has been spent on research and development.

Reporting  Company

     Mass Megawatts is a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") and files all reports required to be filed pursuant to the Exchange Act with the Securities and Exchange Commission. The public may read and copy any materials filed by the Mass Megawatts at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. Additionally, the Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission at

MANAGEMENT  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION

     The Mass Megawatts shows a loss in the most recent fiscal year. The loss was related mostly to the development of a prototype, including engineering work. Other costs include development of site locations for future projects, as well as, administrative expenses.

     The Mass Megawatts has only two years of operating results and much uncertainty exists about the company's future as a result of the lack of historical operating data for several years. The lack of long-term experience in new product development could have an adverse impact on the company.

     However, as far as the Mass Megawatts market share is concerned, there is expected to be little significant negative impact on the Company's operating results from any changes in the underlying economics of the industry within the next 12 months, because the market for electricity is large enough, whereas the company's overall market share objective has little or no impact on the much larger electricity market.

     The wind industry is favorably impacted by new legislation and regulations toward a cleaner air environment. This trend toward wind generated electricity continues to grow, particularly in view of the non-polluting nature of wind generation and its endless renewable source. However, there remains some uncertainty on whether or not the federal or state governments will continue with favorable environmental legislation despite popular support toward renewable energy.

The electric power industry is undergoing a period of deregulation and restructuring which is similar to the telecommunication deregulation of the 1980's. It is impossible to predict whether this change will have a favorable or negative impact for the industry as a whole. However, restructuring can present more advantages and opportunities for the Company's very competitive product in competing vigorously in the new marketplace.


OPERATION  SUMMARY

   The highest priority will continue to be constructing power plant prototypes in the near future. New parts from earlier versions may be needed and there is cash reserved for potential contingencies.

   The next priority is our marketing program. The first effort will be toward developing strategic alliances with other wind power developers who have done the initial steps of zoning, financing and other requirements toward developing successful wind energy projects. The developers would benefit from Mass Megawatt's new and more cost effective product.

     As our next priority, working capital and administrative support will be used for contingencies on an "as needed" basis.


STRATEGY  AND  MARKETING

Mass Megawatts plan to approach simplest method of initial market penetration and then sell directly to the California Power Exchange. The Company will try to avoid difficulties of evaluating wind resources, obtaining siting, financing, and locating potential purchasers of power plants by redeveloping abandoned or obsolete windfarms. Our strategy places turbines in high wind areas where the purchase contracts from utilities for wind energy are already available.


DISTRIBUTION

Although little marketing is required for profitable trades on the power exchanges, the Company will at some time in the future seek a higher price for each kilowatt/hour sold. When Mass Megawatts pursue this effort, sales and service activities will be handled through strategic alliances with new and emerging electric power brokers, which have formed as a result of deregulation in the retail sale of electricity. Power brokers buy blocks of electricity in megawatt/hour units. For example, a power broker would enter into a contract to purchase 10,000 megawatts/hours of electricity for $400,000 over a period of one year and provides a 5% non-refundable deposit on each block of electricity reserved for future purchase. Such brokers include AllEnergy, Green Mountain resources and Energy Vision. Electricity choice, which helps negotiate consumer electric sales, is another marketing resource for the Company's products. The

Mass Megawatts will aggressively promote its products to brokers, focusing on cost savings and environmental benefits. It will also solicit bids from power brokers, most of whom are registered in the states in which they do business. Compensation to brokers is straightforward and is typically a percentage of power sales.

DESCRIPTION  OF  PROPERTY

     The Mass Megawatts does not own any real property. The Company leases its administrative offices which are located in Auburn, Massachusetts and Shrewsbury, Massachusetts. The Company also leases property in Worcester, Massachusetts where it has constructed a wind-tunnel facility. Additionally, the Company leases property in Charlton, Massachusetts where it operates a field test facility.



CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTION

There have been no transactions between the Company and any shareholder owning greater than 5% of the Company's outstanding shares, executive officer, director, nominee for officer or director, or any of the above referenced individual's immediate family.



MARKET  FOR  REGISTRANT'S  COMMON  EQUITY  AND  RELATED  SHAREHOLDERS  MATTERS-

  As of July 20, 2001, Mass Megawatts sold 195,183 shares in two 504 Regulation D public stock offering at $2.25 per share raising a total of $439,162. The CUSIP number of Mass Megawatts Inc. is 575416102. Mass Megawatts seeks to be eligible for trading on the OTC Bulletin Board and had its Form 10SB registration statement filed on March 20,2001 cleared by the Securities and Exchange Commission . The Form 10SB was made effective on May 20,2001. Mass Megawatts Power, Inc.is now a fully reporting company.

   Specifically,  Mass  Megawatts  had  two  Small Company Offering Registration
(SCOR) stock offerings. The Company registered in the State of Massachusetts and is exempt from registration with the Securities and Exchange Commission under Rule 504 of Regulation D. The Company also secured a Standard and Poors listing in order to facilitate a manual Blue Sky Exemption for secondary trading in most states.


Dividend  Policy

The Mass Megawatts does not anticipate that it will pay cash dividends or distributions in the foreseeable future. In the past, Mass Megawatts had never declared any cash dividends or made any distributions. The Company plans to retain its earning in order to help finance the growing operations.


   As of July 20, 2001, there were 166 shareholders of Common Stock. There were 2,003,683 common shares issued and outstanding. The Company has 2,200,000 common shares authorized. All the shares have equal rights with respect to voting, liquidation, and dividend rights. Of the Company's total outstanding shares, approximately 195,183 shares may be sold, transferred or otherwise traded in the public market without restrictions, unless held by an affiliate or controlling shareholder of the Company. None of the free trading shares are held by an affiliate.

EXECUTIVE  COMPENSATION

The Company does not have an incentive plan or profit sharing plan for its employees, officers or directors. Mr. Ricker, the Company's Chief Executive Officer, received cash compensation in the amount of $22,600 during fiscal year 2001.

Compliance  with  Section  16(A)  of  the  Securities  Exchange  Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes that, during the year ended April 30, 2001, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.


FINANCIAL  STATEMENTS

The Financial Statements of the Company appear herein following the signatures below.



CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES


     1.   Disagreements with Accountants on Accounting and Financial Disclosure:

                 None

     2.   Changes  in Registrant's Certifying Accountants.
          (as noted on Form 8K filed  on  July  20,2001)



On July 16 2001, the Registrant engaged the accounting firm of Pender, Newkirk and Company, CPAs as independent accountants for the year ended April 30, 2001 to replace O'Connor, Maloney, and Company, P.C., a CPA firm in Central Massachusetts. O'Connor, Maloney, and Company, P.C., was replaced to comply with the independence issue related to requiring an independent audit for the 10K Securities and Exchange Commission filing. The Registrant's Board of Directors approved the selection of Pender, Newkirk and Company, CPAs as the new independent accountants upon the recommendation of the Registrant's management. Management has not consulted with Pender, Newkirk and Company CPAs on any accounting, auditing or reporting matter.

During the two most recent fiscal years and interim period subsequent to April 30, 2001, there have been no disagreements with O'Connor, Maloney, and Company P.C. on any statement disclosure or auditing scope or procedure or any reportable events.

O'Connor, Maloney, and Company P.C.' report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                            [Back Cover of Prospecus]

Until _________, 2001 (90 days after the date of this prospectus) all dealers effecting transactions in the common stock, may be required to deliver a prospectus.

PART  II  -  Information  Not  Contained  in  Prosepctus


INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

The Articles of Incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law. In addition, the Company's bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under Massachusetts law, and may indemnify such persons to such further extent as permitted by law.


OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

 The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:
SEC  filing  fee. . . . . . . . . . . . . . . . .$  200
Blue sky fees and expenses . . . . . . . . . . . . .300
Legal  fees. . . . . . . . . . . . . . . . . . . .3,500
Accounting  fees. . . . . . . . . . . . . . . . . . 500
Printing----------------------------------------  2,000
Copying-----------------------------------------  1,000
Administrative---------------------------------- 10,000
Miscellaneous. . . . . . . . . . . . . . . . . . .2,500
                                                  -----

  Total. . . . . . . . . . . . . . . . . . . . . 20,000

RECENT  SALES  OF  UNREGISTERED  SECURITIES


Between May 1999 and June 2001 we sold an aggregate 208,000 shares of common stock to 166 purchasers, at a price of $2.25 per share. No underwriters or brokers were employed, and we paid no fees in connection with this offering. This offering was exempt from registration under the Securities Act of 1933 pursuant to Rule 504 of Regulation D, and was registered under Massachusetts law. We also sold 8,500 shares of restricted Common stock for services rendered to employees.




                      INDEX  TO  AND  DESCRIPTION  OF  EXHIBITS

1.   INDEX  TO  EXHIBITS


3-1                                    Articles  OF  INCORPORATION

3-2                                    CORPORATE  BYLAWS


3-3                                    AMENDMENT  TO  INCREASE  AUTHORIZATION OF
                                       SHARES  OF  COMMON  STOCK

3-4                                    SHAREHOLDERS  RESOLUTION  FOR  INCREASING
                                       CAPITAL  STOCK

3-5                                    BOARD  OF DIRECTOR'S RESOLUTION DECLARING
                                       STOCK  DIVIDEND

3-6 ARTICLES OF AMENDMENT TO THE CORPORATE CHARTER RELATED TO CHANGING THE NAME OF THE CORPORATION FROM MASS MEGAWATTS, INC. TO MASS MEGAWATTS POWER INC.

3-7                                    LICENSE  AGREEMENT  WITH  WINDSTORM
                                       INTERNATIONAL

3-8 PREVIOUS LICENSE AGREEMENT NOTED IN THE GRANT SECTION OF AGREEMENT IN EXHIBIT 3-7

5.1 Opinion of Eckert Seamans Cherin & Mellot, LLC as to the legality of the shares being issued. (to be filed by amendment0.

23.1                                   Consent  of Pender, Newkirk and Company


2.   DESCRIPTION  OF  EXHIBITS

     (SEE  ITEM  ONE  ABOVE)


Undertakings.
(a)  The  undersigned  registrant  hereby  undertakes  that  it  will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; 49

     (iii) To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The  undersigned  registrant  hereby  undertakes  that  it  will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly organized.



                                              Mass  Megawatts,  Inc.

                                              /s/  Jonathan  Ricker  President
                                              ----------------------------------
Date:  August  20,2001                   By:  Jonathan  Ricker  President
                                              and  Chief Executive Officer